Exhibit 99.1

IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER

THE Newfield Exploration Company 401(k) Plan

To:	Participants of the Newfield Exploration Company 401(k) Plan with balances in Newfield Exploration Company Stock Fund

(NFX) Date:	January 29, 2019

Subject:	Extended Trading Block on NFX

1.

If you have a balance in Newfield Exploration Company stock fund (NFX), this notice is to inform you that all trading will be completely restricted during the dates detailed in section three below due to the expected acquisition of Newfield Exploration Company by Encana Corporation as well as the record keeper needing to cease transaction capability in advance of the expected acquisition.

2.

This period, during which you will be unable to exercise this right otherwise available under the Newfield Exploration Company 401(k) Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3.	The blackout period will begin at 4:00 p.m. ET on February 4, 2019, at which time you will no longer be able to trade in NFX. This restriction is targeted to end on February 13, 2019.

During the blackout period you can determine whether the blackout period has started or ended by calling Schwab Retirement Plan Services, Inc. at 1-800-724-7526.

4.

During the blackout period, you will be unable to complete any trading transactions in NFX. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to trade in your NFX stock during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well- balanced and diversified investment portfolio, taking into account all your assets, income and investments.

5.	If you have any questions concerning this notice, you should contact Ben Paul at 1-281-210-5100 or by mail at 4 Waterway Square Place, Ste. 100, The Woodlands, TX 77380.